UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NOVAGANT CORP.
(Exact name of registrant as specified in its charter)

Nevada	33-0038621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Flat D, 32/F, The Masterpiece, 18 Hanoi Road, Kowloon, Tsim Sha Tsui, Hong Kong	19801
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number including area code: (852) 9338-3077

Securities to be registered pursuant to Section 12(b) of the Act:

None	None
(Title of class)	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share	None
(Title of class)	Name of each exchange on which each class is to be registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

EXPLANATORY NOTE

Novagant Corp. is filing this General Form for Registration of Securities on Form 10, or this “registration statement,” to register its common stock, par value $0.001 per share (“Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934. Unless otherwise mentioned or unless the context requires otherwise, when used in this registration statement, the terms “Company,” “we,” “us,” “our,” “EFLL” and “NVGT” refer to Novagant Corp. and/or its wholly-owned subsidiary, Ever Full Logistics Limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of our Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms, or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.

The market data and other statistical information contained in this registration statement are based on internal Company estimates of our past experience in the industry, general market data, and public information which was not commissioned by us for this filing.

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ITEM 1. BUSINESS

History of Our Company

We were initially incorporated as Kendrex Systems, Inc in Nevada. on February 23, 1987. Kendrex Systems, Inc. changed to HLHK World Group, Inc. on November 18, 1996. HLHK World Group, Inc. changed to Trimfast Group, Inc. in Nevada on September 4, 1998. On December 21, 1998, the Company completed a 1 for 10 reverse stock split. In 2001 the Company filed for protection under Chapter 7 of the United States Bankruptcy Code and ceased all activities. On October 21, 2002, the Company completed a 1 for 200 reverse stock split. During the period 2002 thru 2006, the Company was known as TrimFast Group, Inc. On November 9, 2004, the Company completed a 1 for 9 reverse stock split. On November 21, 2006, in conjunction with a one for 30 share reverse split of its’ common stock, the Company changed its’ name to EDollars, Inc. On September 18, 2007 the Company changed its’ name to Forex, Inc. and completed a one for 20 reverse stock split. On March 26, 2008, the Company changed its’ name to Petrogulf, Inc. On April 23, 2012, the Company acquired 100% of Neeksom, Inc., a Nevada Corporation. On November 26, 2013 the Company changed its name to Novagant, Inc. During 2014, the Company exited its business products business and returned the Neeksom,Inc. subsidiary to its prior owners. The Company previously elected to pursue selling financial products. Trimfast Group, Inc. changed to Edollars, Inc in Nevada on November, 2006. Edollars, Inc. changed to Forex, Inc. in June, 2007. Forex, Inc. changed to Petrogulf Corp. on March 26, 2008. Petrogulf Inc. changed to Novagant, Inc. on November 26, 2013. On January 1, 2014, the Company changed its symbol from PTRF to NVGT.

In 2015, the Company ceased operations and reporting. On December 9, 2019, in Case No. A-19-804454-B, Eight Judicial District Court, Clark County, Nevada, GrassRoots Advisory, LLC (“GrassRoots”) was granted custodianship of the Company. On January 8, 2020, GrassRoots sold the controlling interest in the Company to Alexander M. Woods-Leo.

As of April 21, 2021, Pacific Corporate Advisory Services Limited who represents, Mr. WeiQun Chen, purchased the Preferred B Control block from Mr. Alexander M. Woods-Leo. As per escrow agreement, Mr. Alexander M. Woods- Leo had submitted the proper stock power with respect to the change of control to escrow. On May 6, 2021, Mr. Alexander M. Woods-Leo resigned as an officer and director and appointed Mr. WeiQun Chen as Chairman, CEO and Director, Mr. HongZhen Xu as Secretary, Treasurer and Director, and Haiyan Zeng as a Director.

On September 21, 2021, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Ever Full Logistics Limited (“EFLL”) and WeiQun Chen (“Chen”), the sole shareholder of EFLL.  Upon the closing of the share exchange transaction contemplated under the Exchange Agreement, Chen transferred all of his share capital in EFLL to the Company in exchange for 300,000,000 shares of common stock of the Company, thus causing EFLL to become a direct wholly-owned subsidiary of the Company. The Company now operates all of its business through EFLL.

Business Overview

EFLL is one of the well-established one-stop logistics service providers in Hong Kong and China, offering a wide range of logistics services to meet the needs of our customers’ supply chains, which include (i) transportation; (ii) logistics solution consulting services; (iii) distribution management; and (iv) customization services (consisting mainly of labelling services and bundling services). We are particularly specialized in Fast Moving Consumer Goods (FMCG) and Health Care Products. Our major customers are enterprises and our services are tailored for their unique needs. The scope of logistics services that we provide to each customer varies as different customers often require different kinds of services and expertise. We normally offer transportation services to our customers to deliver our customers’ inventory (which includes production materials, components and finished goods) to their downstream clients, manufacturing plants and/or designated locations. Our business is built on a customer-oriented culture, and we focus on establishing relationships with reputable customers by providing flexible, reliable and timely logistics services. With our proven track record in the logistics industry, we have established a broad customer base comprising customers from various industries, including pharmaceutical, FMCG, packaging, health and beauty and other industries. With the support of our experienced management team, we have become a logistics service provider equipped with experienced staff, a diverse vehicle fleet and information technology support capable of handling a large amount of customer orders.

The Company’s management believes that technology input and service quality are always our core competence to success in the future. EFLL has continued to enhance its IT system to improve its operating efficiency and effectiveness. In the last quarter of 2020, EFLL upgraded its transportation management system (“TMS”) by adding a track and trace function. This TMS provides transparency of our logistic services. The customers can timely track and trace the status and records of the delivery of their goods, hence created additional value to our customers and strengthened the bonding among us.

Industry Overview

Logistics companies are facing an era of unprecedented change as digitization takes hold and customer expectations evolve. New technologies are enabling greater efficiency and more collaborative operating models; they’re also re-shaping the marketplace in ways that are only just beginning to become apparent. New entrants, whether they be start-ups or the industry’s own customers and suppliers, are also shaking up the sector. According to the China Investment Corporation Report (CIC), the logistics industry in Hong Kong and the PRC is expected to grow with the gradual acceleration of China’s economic growth, and further penetration of logistics services into lower-tier cities. In addition, the manufacturing industry in China has been gradually adopting a more quality-focused approach and an increasing number of foreign manufacturers who are used to outsource their non-core operations such as logistics is expected to set branches in China. We do not have any plan to commence new business other than our existing logistics services business.

Our Service and Operation

We offer a wide range of logistics services to meet the needs of our customers’ supply chains, which include (i) transportation; (ii) logistics solution consulting services; (iii) distribution management; and (iv) customization services (consisting mainly of labelling services and bundling services). Our logistics services are principally designed to manage the inventory level of our customers and shorten the lead time for delivery of (i) production materials or components from the suppliers to our customers; and/or (ii) finished goods from our customers to their designated locations or downstream clients, thereby enhancing the efficiency of the manufacturing and sales operations of our customers. Our logistics services enable our customers to (i) ensure that the delivery of production materials, components and finished goods meet their production schedules and sales requirements; (ii) reduce their resources in the management of their daily logistics operations, such as storage, handling and transportation of their production materials and components, work-in-progress or finished goods; and (iii) save themselves from incurring significant investments and maintenance expenses in the logistics infrastructure such as trucks.

The scope of the logistics services that we provide to each customer varies as different customers often requires different kinds of services and expertise. As opposed to providing a single type of logistics service to customers, we, based on our experience, industry knowledge and understanding of the market, provide a wide range of logistics services for our customers with an aim to ensure accurate inventory movement and pre-production preparation management for our customers. For customers which do not require all our logistics services based on their own consideration and/ or individual circumstances at the relevant times, we also provide a single type of our logistics services to them.

Transportation ServiceDistribution Management

Our transportation and quality control team closely monitors the quality of the logistics services and keeps track of the delivery status and whereabouts of the trucks in order to ensure that the goods are transported and delivered to the right place in a timely manner and the services rendered can meet the customers’ Key Performance Indicators (KPIs). The general work flow for our transportation services: Customers place order with us with the delivery details, including the types and quantity of goods to be delivered and the designated locations. Our staff in the transportation department (i) generate a picking list based on customers’ delivery details; and (ii) input data of customers’ orders to arrange delivery schedule and delivery routes. The goods are picked, collected and checked based on the picking list to confirm the delivery orders in computer system. Transportation department passes the delivery orders to the drivers. The goods are loaded onto the trucks. Drivers, deliver goods to the customers’ designated locations or their manufacturing plants and obtain respective receipt acknowledgements.

Our Supply Chain and Customer Base

We serve customers from various industries, mainly including pharmaceutical, FMCG, packaging, health care, health beauty and other industries. Most of our major customers are multi-national companies which require our logistics services to meet the needs of their supply chains. All of our five largest customers are independent third parties, and none of them were also our suppliers. We have different charging bases for different customers. The major charging basis for the transportation services is based on the volume of goods delivered. There are also other charging bases which include the number of boxes, cubic metres and the number of dropping points of our customers’ products. The major charging basis for the customization services is based on the number of goods handled. Our Director considers that our different charging bases are in line with industry norm. We enter into master service agreements with our customers in relation to our services rendered including transportation, logistics and customization services. These agreements are generally for a term of one to two years. It is our business strategy and commercial decision not to enter into service agreements with our customers for a term longer than three years, unless our customers insist, so that we can preserve the flexibility in negotiating and adjusting our service fees, and maintain our profit margin in view of fluctuations in fuel prices, labor cost and operation costs from time to time.

Our Competition

According to the CIC Report, the logistics industry in Hong Kong and the PRC is fairly fragmented and competitive due to its massive size. In 2020, Guangdong Province had over 5,000 logistics service providers, with the top five companies occupying approximately 14.8% of the total market share in 2021. Leading logistics service providers in Hong Kong and the PRC are mainly large-scale state-owned enterprises, which generally have more assets, resources and business connections to secure global servicing contracts with multi-national companies. They tend to provide a comprehensive range of services from freight forwarding, supply chain management solutions, customs clearance, freight tracking and monitoring, to distribution solutions. Our Director believes that EFLL primarily competes with the competitors based on our ability to provide comprehensive, flexible and reliable logistics services to our customers, quality of services (including reliability, responsiveness, expertise and convenience) provided and price.

Our primary competitors are JD Logistics, Kerry Logistics Network Ltd., VHK Logistics (HK) Ltd., and Yusen Logistics (Hong Kong) Limited. The following is a description of each competitor.

JD Logistics: JD Logistics is China’s leading technology-driven supply chain solutions and logistics services provider. With a mission of driving superior efficiency and sustainability for global supply chain through technology, they aim to become the world’s most trusted supply chain solutions and logistics services provider. Based on a logistics network that covers the whole nation and reaches every corner of the globe, they have accumulated abundant industry insights and offer a full spectrum of supply chain solutions and high-quality logistics services enabled by technology.

It is the largest player in China’s integrated supply chain logistics services market in terms of total revenue in 2020. They served more than 190,000 corporate customers across a wide array of industries in 2020, such as apparel, home appliances, home furniture, 3C, automotive and fresh produce, among others.

Kerry Logistics Network Ltd.: Kerry Logistics Network Ltd. is a listed company engaged in third party logistics, freight services, warehouse operations, and supply chain solutions. It was listed on 19 December 2013, raising over US$280 million, as a spin-off of Kerry Properties Limited. It is headquartered in Kwai Chung, Hong Kong. As of 2020, they managed 74 million square feet (6,900,000 m2) of logistics facilities globally (24 million square feet [2,200,000 m2] of which is self-owned), with a fleet of 10,000+ self-owned vehicles operating in 59 countries and territories.

VHK Logistics (HK) Ltd.: VHK Logistics (HK) Ltd. is headquartered in Hong Kong and with an office in Guangzhou, they have been going the distance for their clients since 1990. Their beginnings as a family business continue to shape their service, and they work with businesses and organizations of all sizes to deliver quality international freight forwarding that puts their clients at the heart of what they do. For import, export, or offshore shipments, their comprehensive operation spans ocean and air freight, cargo solutions, trucking services, bonded warehousing, and specialized wine logistics. They pride themselves on their flexible, cost-effective, seamless, and reliable approach.

Yusen Logistics (Hong Kong) Limited: Founded in 1970s, Yusen Logistics (Hong Kong) has a highly experienced and professional team which offers full range of logistics, transportation services and supply chain solutions to their customers. The NYK Group unified Orient Consolidation Service (Hong Kong) Limited and New Wave Logistics (Hong Kong) Limited to form NYK Logistics (Hong Kong) Limited in 2004. In order to further strengthen its logistics business segment, NYK Group integrated NYK Logistics with Yusen Air & Sea Service (another affiliated company) to form Yusen Logistics (Hong Kong) Limited in 2011..

Our Competitive Advantages

We believe that the following characteristics of our system provide us with a competitive advantage:

We have established a reputation in the logistics industry in Hong Kong and the PRC to provide a broad range of flexible and quality logistics services to meet the needs of our customers’ supply chains. An established reputation and track record are important factors that affect customers’ choice of logistics service providers. EFLL is a logistics service provider in Hong Kong and the PRC with over 10 years of operation in the logistics industry. Our Director believes that EFLL has successfully built up a solid reputation for providing a broad range of quality logistics services to meet the needs of our customers’ supply chains. As opposed to providing a single type of logistics service to customers, we, based on our experience, industry knowledge and understanding of the market, provide a broad range of logistics services for our customers with a view to ensuring accurate inventory movement and pre-production preparation management for our customers. Our range of services gives us a competitive advantage over other logistics service providers in Hong Kong and the PRC which offer only a limited range of services.

In addition, prior to the provision of logistics services, we will discuss with our customers in relation to their delivery plan, which specifies the points of delivery and the delivery schedule; their other logistics plans, if any. Such information will be transmitted into our intelligent logistics management system for the advanced planning of the supply chain process and to ensure efficient flow of services. We believe our ability to plan logistics solutions in advance not only allows us to provide our customers with flexible logistics services, but also, in the long run, enhances our collaborations and relationship with our customers. Our Director believes that our ability to provide logistics services to our customers for over 10 years would not only enable us to generate stable revenue, but such relationship, can also demonstrate our ability to perform and complete logistics services to a high quality standard and enhance our reputation in Hong Kong and the PRC market.

Our Growth Strategies

EFLL’s principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages to strengthen our position as a logistics service provider in Hong Kong and China. To achieve this, we intend to focus on the following strategies:

Our growth strategies are centered on customer experience, technological capabilities and operational efficiency. We believe superior customer experience is the bedrock of our continued success, as we can only solidify our services by achieving customer satisfaction.

Our technological capabilities are the tools we utilize to drive the continuous improvements in our solutions and services, which ultimately leads to higher operational efficiency for ourselves and our customers. According to the CIC Report, the inventory management is improved by using an automated storage system, as it can track each movement of the inventory with higher accuracy and efficiency. The use of automated storage facilities and system is expected to increase to satisfy the ever-changing market demand. Our Director believes that there is a promising future landscape for the automated warehouse. In an automated warehouse, most of the tasks relating to inventory storing, retrieving, and moving are carried out by the automated storage facilities and system. Inventory can be moved automatically by robotic cranes, along with conveyors and overhead pulley systems. Generally, inventory in the automated warehouse is tagged and scanned on arrival to allow them to be located by computer. The location of inventory could be continuously updated as they move in and out of the warehouse. Since all the facilities and equipment in an automated warehouse, including pallets and trays, conveyors, robotic cranes and stackers, are movable and could be assembled, installed and disassembled piece by piece, in the event that the lease of the automated warehouse could not be renewed, all the facilities and equipment could be retained and transported to the new warehouse. In addition, with automated storage facilities and system, possible usage of available floor space and building height can be maximized to free up additional storage space as a result of the reduced physical footprint and narrower aisles. Based on an internal feasibility study, the capacity of the warehouse is expected to increase by approximately 30% after the installation of the automated storage facilities and system.

In order to increase our operational efficiency, we may enhance our customers’ supply chain efficiency by expanding the breadth and depth of our solutions and services; further invest in supply chain technologies to drive sustainable growth; continue to improve our operational efficiency through strengthening our logistics network and expand internationally to achieve global footprint

Expanding our vehicle fleet to enhance our transportation services and save our operating costs in the long run. Our transportation services are well-integrated into our whole logistics solutions to deliver our customers’ inventory to their downstream clients, manufacturing plants and/or designated locations. To capture the new business opportunities and the anticipated growth in the orders for our transportation services, it is imperative for us to strengthen our competitiveness by expanding our vehicle fleet.

We consider maintaining active business relationships with our existing and potential customers in the logistics industry to be important for EFLL to explore new and potential business opportunities. Currently, our new customers are mainly (i) referred from our existing customers; and (ii) walk-in customers who engaged us to provide logistics services due to our reputation and track record. The marketing activities of EFLL are mainly conducted by our Director and senior management. In order to further diversify and expand our customer base and capture additional business opportunities, we plan to enhance our sales and marketing efforts by setting up a separate department, initially consisting of approximately seven sales specialists solely for sales and marketing purposes. We target to actively contact potential companies which may require logistics services in order to explore potential business opportunities. In addition, we plan to launch marketing and promotional campaigns to enhance our exposure to more potential customers.

Insurance

EFLL maintains insurance policies against loss or damage to its properties, trucks, employees and business interruption. Apart from those specifically provided in the contract with our customers, and in the absence of any negligence or willful act on the part of EFLL, EFLL will not be liable for the loss or damage to the customers’ goods which are delivered by EFLL arising from fire or accidents. Nevertheless, EFLL has maintained insurance policies against such loss or damage. Our Director believes that the insurance coverage taken out by us is in line with industry norms in Hong Kong and the PRC and is adequate and sufficient for our operations. Our Director has confirmed that we were not subject to any material insurance claims or liabilities arising from our operations.

Licenses and Permits

Taking into accounts the views of Hong Kong and the PRC Legal Advisers, our Director confirmed that EFLL have obtained all necessary licenses, approvals and permits that are material to our business, all of which are valid and current, and we have been in compliance in all material respects with the applicable laws and regulations in Hong Kong and the PRC.

Going Concern

Our independent auditor has expressed substantial doubt about our ability to continue as a going concern given we had net current liabilities and the fact to date we may be unable to discharge our liabilities normally. .

Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact. Our future is dependent upon our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Corporate Information

Our principal executive offices are located at Flat D, 32/F, The Masterpiece, 18 Hanoi Road, Kowloon, Tsim Sha Tsui, Hong Kong and our telephone number is (852) 9338-3077.

ITEM 1A. RISK FACTORS.

RISK FACTORS

Risks Relating to Our Business and Industry.

We face intense competition which could adversely affect our results of operations and market share.

The industries we operate in are highly competitive. Our extensive supply chain solutions and logistics services encompass a wide range of services, and as a result we may compete with a broad range of companies, such as integrated supply chain solution and service providers. Specifically, there are multiple existing market players that offer integrated supply chain solutions and logistics services, and there may be new entrants emerging in each of the markets we operate in, and these market players compete to attract, engage and retain consumers and merchants. These companies may have greater financial, technological, research and development, marketing, distribution, and other resources than we do. They may also have longer operating histories, a larger customer base or broader and deeper market coverage. As a result, our competitors may be able to respond more quickly and effectively to new or evolving opportunities, technologies, standards or user requirements than we do and may have the ability to initiate or withstand significant regulatory changes and industry evolvement. Furthermore, when we expand into other markets, we will face competition from new competitors, domestic or foreign, who may also enter markets where we currently operate or will operate.

Any significant increase in competition may have a material adverse effect on our revenue and profitability as well as on our business and prospects. We cannot assure you that we will be able to continuously distinguish our services from those of our competitors, preserve and improve our relationships with various participants in the integrated supply chain logistics services industry, or increase or even maintain our existing market share. We may lose market share, and our financial condition and results of operations may deteriorate if we fail to compete effectively.

We are exposed to concentration risk of reliance on five largest customers for the engagement of our logistics services and any decrease or loss of business from five largest customers could adversely and substantially affect our operations and financial conditions.

We expect to continue to derive a significant amount of our revenue from five largest customers in the near future. There is no assurance that there will be no deterioration in our relationship with five largest customers or they will not terminate the service agreements with EFLL in the future. There is no automatic renewal clause in the service agreements with five largest customers. There is no assurance that we will be able to renew the service agreements with five largest customers in a timely manner. Any change or deterioration in our relationship with five largest customers may cause a significant adverse effect to our business, financial condition and results of operations. As such, should there be any adverse development related to five largest customers’ operations or any other reasons resulting in the termination of our business relationship with five largest customers, our business, financial condition and results of operation would be adversely affected.

Even if we manage to secure other reputable customers, it would take time and resources for us to develop the relationship with the new customers, including the reallocation of the human resources (including reallocating and training staff to cope with the requirements of new customers or be familiar with them), adapting the systems and procedures to meet the requirements of the new customers. If we cannot secure other reputable customers, our business performance and financial results will be adversely affected.

We are dependent on our customers’ business performance in Hong Kong and the PRC.

As a logistics service provider in Hong Kong and the PRC, we principally engage in the provision of logistics services to our customers to serve their needs along their supply chains. Our business performance will therefore, to a large extent, be affected by our customers’ business performance and developments in Hong Kong and the PRC. If our customers’ sales in Hong Kong and the PRC decline, such decline may likely lead to a corresponding decrease in demand for our logistics services. Adverse developments in our customers’ business performance in Hong Kong and the PRC could therefore materially and adversely affect our business, financial condition and results of operations.

Any global and regional economic change or change in consumer preferences to products of our customers would adversely affect our operations and financial results.

Most of our major customers are multi-national companies which require our logistics services to meet the needs of their supply chains. As a multi-national company, both operations and performance depend significantly on global and regional economic conditions of the place or regions where its goods and products are sold. Uncertainty about global and regional economic conditions poses a risk to our customers, who may postpone their business development or product development and change the business strategy of their products, for instance, with regard to their distribution channel and geographical coverage, which could require less of our services or even cease business relationship with us, and thus materially affect our business and performance.

Furthermore, our performance depends on consumer preferences to our customers’ brands and products and whether the brands can keep abreast with the changing market trends. Business and marketing strategies adopted by our customers and their ability to manage and develop their brands and products are hence crucial to our future development. As we do not have any direct control over the decisions on the type, style and design of the products of our customers and their promotional and business strategies, there is no assurance that such brands or products will continue to suit general consumers and thus we cannot assure the marketability of the brands that our customers carry and that such brands will continue to attract customers and generate sales. If our customers fail to develop brands to capture the changes on downstream clients’ purchasing habits or preferences or in market trends or formulate effective marketing strategies to maintain the marketability of the brands, and that these brands are no longer appealing to downstream clients, our performance and financial results could be adversely affected.

We rely on our subcontractors to handle certain transportation services. Any delay or defects in their services would adversely affect our operations and financial results.

We subcontract certain transportation services to our subcontractors who are independent third parties. If the performance of our subcontractors for transportation services fails to meet the requirements of EFLL or those of our customers, we may experience delay or failure in delivering our services to our customers. We may have to source alternative services at a price higher than we originally anticipated. This could adversely affect the profitability of our business. Further, there is no assurance that we would be able to closely monitor the performance of our subcontractors. If the performance of our subcontractors does not meet our standards, the quality of our services may be adversely affected, thereby damaging our business reputation, and potentially exposing us to litigation and claims from our customers.

On the other hand, notwithstanding our proven business relationship with our subcontractors for transportation services, there is no assurance that we would be able to maintain such relationship with them in the future. Since we have not entered into any long-term service agreement with our subcontractors, they are not obliged to work for us on our future projects on similar terms and conditions. There is no assurance that we would be able to find alternative subcontractors with the requisite expertise, experience and capability that meet our service needs and work requirements to complete the services in accordance with the terms of the contracts entered into with our customers on time and at competitive prices. If we are unable to timely engage such suitable alternative subcontractors when needed, our ability to complete services on time and with effective cost could be impaired, thereby damaging our business reputation and adversely affecting our operations and financial results.

Our business is labor intensive. Any shortages in staff, or increase in staff costs may materially and adversely affect our business, results of operations, financial condition and prospects.

As a logistics service provider, one of our main cost items is employee benefits expenses, which primarily include wages and salaries, social security fund and insurance contribution, and other allowances and benefits.

Since our business is service-oriented and labor intensive, our success depends in part upon our ability to attract, retain and motivate a sufficient number of staff. Individuals having the appropriate work experience or who are adequately trained are in demand. Any failure to retain stable and dedicated labor by us may lead to disruptions to or delays in our services. If we are unable to recruit and/or retain qualified individuals, our business growth may slow down and our results of operations may be materially and adversely affected.

Competition for experienced staff could require us to pay higher wages, resulting in higher staff costs. We may not be able to pass these increased costs onto our customers, in which case our costs of operation may increase and that our business, results of operations, financial condition and prospects may be materially and adversely affected.

We may require additional financing to support our further developments or adapt to changes in business conditions, but we may not be able to obtain additional financing on favorable terms or at all.

We may require additional financing if we incur operating losses or for future growth and development of our business, including any investments or acquisitions we may decide to pursue. If our financing are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets and Hong Kong and PRC regulations over foreign investment and

Hong Kong and the PRC logistics industry. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing would be available in a timely manner or in amounts or on terms favorable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

Our revenue is subject to seasonal fluctuations and therefore our results for different periods in any given financial year may not be relied upon as indicators of our performance.

As a logistics service provider in Hong Kong and the PRC, we are primarily engaged in providing services to our customers to serve their needs along their supply chains. Our business performance therefore, to a large extent, is affected by our customers’ business performance and developments in Hong Kong and the PRC.

In general, the demands for our services would fluctuate corresponding to the fluctuations in the demands for our customers’ products. Demand for our services is generally stronger during the second half of the year, especially around the Mid-Autumn Festival and the Christmas holidays. Accordingly, we generally record higher sales in the second half of the year and lower sales in the first half of the year. Our revenue may vary considerably from time to time as a result of change in seasonal demand for logistics services due to the impact of holidays on demand for and seasonal cycles of consumer goods and other factors. Accordingly, comparison of sales and operating results from different periods in any given financial year may not be relied upon as indicators of our performance.

We may face challenges associated with expanding or diversifying our solution and service offerings and exploring new business.

The ongoing success of our business depends on our ability to continue to introduce innovative supply chain solutions and logistics services to meet evolving market trends and satisfy changing customer demands. We intend to further diversify our service offerings and expand our customer base to increase our revenue sources in the future.

New services or new types of customers may involve risks and challenges we do not currently face. Such new initiatives may require us to devote significant financial and managerial resources and may not perform as well as expected. We may not be able to successfully anticipate and address customer demand and preferences and our existing network and facilities may not be adaptable to the new services provided to customers. For example, different service offerings will likely impose different equipment specifications and service standards. We may also be inexperienced with the operating models and cost structures associated with a new type of customer. In addition, we may not be able to ensure adequate service quality, and therefore may receive complaints or incur costly liability claims, which would harm our overall reputation and financial performance. We may also selectively invest in emerging business opportunities in adjacent logistics market, or leverage our existing network and infrastructure to directly engage in these businesses. We may not be able to achieve profitability or recoup our investments with respect to any new services or new types of customers in time or at all.

We face risks related to widespread health epidemics and other outbreaks, such as the outbreak of COVID-19, which could significantly disrupt our operations and could adversely affect our business.

Our business could be severely affected by the effects of epidemics. In recent years, there have been breakouts of epidemics in China and globally. The outbreak of a novel strain of coronavirus, later named COVID-19, has affected China and many parts of the world. The COVID-19 has resulted in quarantines, travel restrictions, home office policies, and temporary closures of many corporate offices, manufacturing facilities and factories across China and around the world.

The outbreak has temporarily reduced the capacity and efficiency of our operations, which negatively affected our results of operations. We also experienced a temporary labor shortage in January and February 2020. Besides, we have provided our delivery personnel with masks, hand sanitizers and other protective equipment immediately after the outbreak. As of May 2020, we had resumed substantially all of our businesses.

The general concerns and uncertainties about the pandemic and the economy may negatively affect our business. The global spread of COVID-19 pandemic in a significant number of countries and regions around the world has resulted in, and may intensify, global economic distress, and the duration and extent of the impact of COVID-19 outbreak cannot be reasonably estimated at this time. The extent to which it may affect our results of operations, financial condition and cash flow will depend on the future developments of the outbreak, which are highly uncertain and cannot be predicted. These uncertainties pose operational challenges to our service offerings. Our operations could be disrupted if one of our employees is suspected of having COVID-19, H1N1 flu, avian flu or another epidemic in our offices, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the China economy in general.

Our operation is exposed to disruptions due to bad weather, possible occurrences of natural disasters, epidemics and other diseases, uncertainties and traffic congestions.

As EFLL provides transportation services to our customers, any significant disruption in traffic due to severe traffic congests, weather conditions, flash floods, or breakdown in major road infrastructure in Hong Kong and the PRC may lead to a reduction in and/or delay of our services. Such service interruptions may adversely affect our service quality in meeting our customers’ KPIs requirements and negatively affect our customers’ relationship with us. Further, we may have to engage additional subcontractors to maintain our service operations. As such, the occurrence of any of the foregoing events may adversely affect EFLL’s business, financial condition and results of operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all.

We will rely on other companies to provide materials for our future transportation services.

We will depend on suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. To provide our transportation services we will require fuel, labor, and system resources. Likewise, the quality of our future transportation services may be adversely impacted if companies from whom we acquire such items do not provide materials which meet required specifications and perform to our and our customers’ expectations. Our distributors and suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we may rely on only one or two distributors or suppliers for a particular material.

Fluctuations in the price or availability of fuel, may adversely affect our results of operations.

We offer transportation services as part of our supply chain solutions and logistics services, for which we use heavy-duty trucks as the major transportation instrument. Therefore, truck fuel costs and tolls account for a portion of our cost. We, or our suppliers, must purchase large quantities of fuel to meet the demand of our vehicles, and the price and availability of fuel is subject to political, economic, and market factors that are outside of our control and can be highly volatile. In the event of significant fuel prices rise, our related costs may arise and our gross profits may decrease if we are unable to adopt any effective cost control-measures or pass on the incremental costs to our customers in the form of service surcharges.

Security breaches and attacks against our system and network, and any potential resultant breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and adversely affect our business, financial condition and results of operations.

We rely heavily on technology to provide high-quality supply chain solutions and logistics services. However, our technology operations are vulnerable to disruptions arising from human error, natural disasters, power failure, computer viruses, spam attacks, unauthorized access and other similar events. Disruptions to, or instability of, our technology or external technology that supports the offering of our services and solutions could materially harm our business and reputation. Although we have employed significant resources to develop security measures against breaches, our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of customer information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us, we may be unable to anticipate, or implement adequate measures to protect against, these attacks. We have not been subject to these types of attacks during the last two fiscal years that had materially and adversely affected our business operations. However, there can be no assurance that we would not in the future be subject to such attacks that may result in material damages or remediation costs. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction.

If our risk management system is not adequate or effective, and if it fails to detect potential risks in our business as intended, our business, financial condition and results of operations could be materially and adversely affected.

We have established our internal control system, such as an organizational framework and, policies and procedures that are designed to monitor and control potential risk areas relevant to our business operations. However, due to the inherent limitations in the design and implementation of our risk management system, our risk management system may not be sufficiently effective in identifying, managing and preventing all risks if external circumstances change substantially or extraordinary events take place. Furthermore, our new business initiatives may give rise to additional risks that are currently unknown to us, despite our efforts to anticipate such issues. If our risk management system fails to detect potential risks in our business as intended or is otherwise exposed to weaknesses and deficiencies, our business, financial condition and results of operations could be materially and adversely affected.

Our risk management also depends on effective implementation by our employees. There can be no assurance that such implementation by our employees will always function as intended or such implementation will not involve any human errors, mistakes or intentional misconduct. If we fail to implement our policies and procedures in a timely manner, or fail to identify risks that affect our business with sufficient time to plan for contingencies for such events, our business, financial condition and results of operations could be materially and adversely affected, particularly with respect to the maintenance of our relevant approvals and licenses granted by governments.

Our future advertising and marketing efforts may be costly and may not achieve desired results.

We plan to incur substantial expense in connection with our advertising and marketing efforts. Although we plan to target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the services we plan to offer, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we will periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures, which may be made to optimize such return could adversely affect our sales.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

Risks Related to Ownership of our Securities

The OTC effects our share value.

Our Common Stock trades over the counter, which may deprive stockholders of the full value of their shares. Our stock is quoted via the Over-The-Counter (“OTC”) Pink Sheets. Therefore, our Common Stock is expected to have fewer market makers, lower trading volumes, and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for our Common Stock.

The trading price of the Shares may be volatile which could result in substantial losses to you.

In addition, the trading price of our Shares may be volatile and could fluctuate widely in response to factors beyond our control, including general market conditions of the securities markets in the United States and elsewhere in the world. These broad market and industry factors may significantly affect the market price and volatility of our Shares, regardless of our actual operating performance, and may result in losses on your investment in our Shares.

We have a low market price.

A low market price would severely limit the potential market for our Common Stock. Our Common Stock may trade at a price below $5.00 per share, subjecting trading in the stock to certain Commission rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock.

There is a lack of market and state blue sky laws

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws. The holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information regarding our Company in an accepted publication which permits a “manual exemption.” This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont, and Wisconsin.

Accordingly, our shares of Common Stock should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We are regulated by the penny stock regulations.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock. The Commission has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our Common Stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

There are Rule 144 risks.

Sales of our Common Stock under Rule 144 could reduce the price of our stock. Our articles of incorporation authorize the issuance of 1,000,000,000 shares of Common Stock. As of September 24, 2021, we had 349,989,704 shares of Common Stock outstanding.

These shares will be subject to the resale restrictions of Rule 144, should we hereinafter cease being deemed a “shell company”. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than 1.0% of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of Common Stock under Rule 144 could reduce prevailing market prices for our securities.

We have no audit or compensation committee.

Because we do not have an audit or compensation committee, stockholders will have to rely on our entire Board of Directors, none of which are independent, to perform these functions. We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our Board of Directors as a whole. No members of our Board of Directors are independent directors. Thus, there is a potential conflict in that Board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We have security laws exposure.

We are subject to compliance with securities laws, which exposes us to potential liabilities, including potential rescission rights. We may offer to sell our shares of our Common Stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we have relied, we may become subject to significant fines and penalties imposed by the Commission and state securities agencies.

We have paid no cash dividends.

Because we do not intend to pay any cash dividends on our Common Stock, our stockholders will not be able to receive a return on their shares unless they sell them. We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on shares of our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares of our Common Stock when desired.

We have delayed adoption of accounting standards.

We have delayed the adoption of certain accounting standards through an opt-in right for emerging growth companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Since our sole officer and director has substantial influence over the Company, the rights of holders of the securities of the Company may be materially limited, diluted, or qualified by the rights of other classes of securities and their interests may not be aligned with the interests of our stockholders.

Our sole officer and director has significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs. Our sole officer and director owns approximately 86% of the voting interest in the Company. Accordingly, our sole officer and director has control over stockholders matters, such as election of director, amendments to our articles of incorporation, and approval of significant corporate transactions. Furthermore, given the substantial equity interest held by our Chief Executive Officer, he will be able to elect directors who may be in favor of higher executive compensation packages for himself and other officers of our Company than independent directors would be. As a result, our minority stockholders have little or no control over our affairs.

We may, in the future, issue additional shares of Common Stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our articles of incorporation authorize the issuance of 1,000,000,000 shares of Common Stock. As of September 24, 2021, we had 349,989,704 shares of Common Stock outstanding. We also had 200,000 authorized Series A Preferred Stock and 200,000 shares of Series A Preferred Stock outstanding and 500,000 shares of Series B Preferred Stock authorized with 500,000 shares outstanding. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

ITEM 2. FINANCIAL INFORMATION

Overview

The consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of two years ended 31 March 2021 include the results, changes in equity and cash flows of the companies now comprising EFLL for the relevant years, as if our Company had always been the holding company of EFLL and the current group structure had been in existence throughout the relevant years.

The consolidated statement of financial position at 31 March 2020 has been prepared to present the assets and liabilities of the companies now comprising EFLL as if the current group structure had been in existence at that date.

Implementation Plan

The following discussion contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use of words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. From time to time, we also may provide forward-looking statements in other materials we release to the public.

The implementation plans of EFLL are set forth below for each of the six-month periods until 31 December 2023. Investors should note that the following implementation plans are formulated on the bases and assumptions referred to the paragraph headed ‘‘Bases and assumptions’’ in this section below. These bases and assumptions are inherently subject to many uncertainties and unpredictable factors, in particular the risk factors set forth in the section headed ‘‘Risk Factors’’ of this prospectus.

For the period from the Latest Practicable Date to 31 December 2023

Business strategies	Implementation activities	Source of funding

To expand our vehicle fleet	Obtain quotation from vehicle providers	Approximately $150,000

To enhance our sales and marketing effort	Participate in industry exhibitions and trade fairs, Build our website for marketing purpose; Set up a sales and marketing department and hire approximately seven sales specialists	Approximately $130,000

Results of Operations and Financial Condition

Business Acquired

On September 21, 2021, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Ever Full Logistics Limited (“EFLL”) and WeiQun Chen (“Chen”), the sole shareholder of EFLL. Upon the closing of the share exchange transaction contemplated under the Exchange Agreement, Chen transferred all of his share capital in EFLL to the Company, thus causing EFLL to become a direct wholly-owned subsidiary of the Company. The Company now operates all of its business through EFLL. EFLL is engaged in provision of logistic services.

Management’s Discussion and Analysis and Results of Operations

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with financial statements of EFLL for the years ended March 31, 2021 and 2020, and for the three months ended June 30, 2021 and 2020 and the notes thereto.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend, and similar expressions to the extent they relate to EFLL or its management. These forward-looking statements are not facts, promises, or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance, or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products, and litigation, as well as the matters discussed in EFLL’s MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. EFLL disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Results Of Operations During The Year Ended March 31, 2021 As Compared To The Year Ended March 31, 2020

Revenue

For the year ended Mar 31, 2021 and 2020, our total revenue amounted to $160,351 and $270,380.

Expenses

For the year ended Mar 31, 2021, the Company incurred $79,679 of operating expenses which consisted of general and administrative expenses of $73,462, selling and marketing expenses of $6,000 and finance costs of $217. For the year ended Mar 31, 2020, we incurred operating expenses in the amount of $97,271 which consisted of general and administrative expenses. The decrease is due to a decrease in activity.

Net Income

For the year ended Mar 31, 2021 we incurred a net loss of $10,724. We had net income of $4,821 for the year ended Mar 31, 2020. The decrease is due to limited activity during the period.

Liquidity

As of Mar 31, 2021, we had $36,100 bank balances and cash on hand, $1,341 in deposits, and current liabilities of $182,635. As of Mar 31, 2020, we had $27,823 bank balances and cash on hand, and current liabilities of $155,093.

To the extent that our capital resources are insufficient to meet planned operating requirements, we will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has no current arrangements with respect to, or sources of, such additional financing and we do not anticipate that existing shareholders will provide any portion of our future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, we may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

Off-Balance Sheet Arrangements

As of Mar 30, 2021 and 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

We do not have any interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging or research and development or other services with us.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the year ended March 31, 2021 and 2020, and are included elsewhere in this registration statement.

Results Of Operations During The Three Months Ended June 30, 2021 As Compared To The Three Months Ended June 30, 2020

Revenue

For the three months ended June 30, 2021 and 2020, our total revenue amounted to $53,841 and $40,088.

Expenses

For the three months ended June 30, 2021, the Company incurred $17,695 of operating expenses which consisted of general and administrative expenses of $17,651 and finance costs of $44. For the three months ended June 30, 2020, we incurred operating expenses in the amount of $15,837 which consisted of general and administrative expenses of $15,813 and finance costs of $24. The increase is due to the increase in activity.

Net Income

For the three months ended June 30, 2021 we incurred a net income of $3,685. We had net income of $1,402 for the three months ended June 30, 2020. The increase is due to the increase in activity during the period.

Liquidity

As of June 30, 2021, we had $30,948 bank balances and cash on hand, and current liabilities of $175,364. As of June 30, 2020, we had $25,109 bank balances and cash on hand, and current liabilities of $163,187.

To the extent that our capital resources are insufficient to meet planned operating requirements, we will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has no current arrangements with respect to, or sources of, such additional financing and we do not anticipate that existing shareholders will provide any portion of our future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, we may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

Off-Balance Sheet Arrangements

As of June 30, 2021 and 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

We do not have any interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing or hedging or research and development or other services with us.

Critical Accounting Policies

Our significant accounting policies are described in the notes to our financial statements for the three months ended June 30, 2021 and 2020, and are included elsewhere in this registration statement.

ITEM 3. PROPERTIES.

Our mailing address is Flat D, 32/F, The Masterpiece, 18 Hanoi Road, Kowloon, Tsim Sha Tsui, Hong Kong.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth as of June 30, 2021 the number of shares of the Company’s common stock and preferred stock owned on record or beneficially by each person known to be the beneficial owner of 5% or more of the issued and outstanding shares of the Company’s voting stock, and by each of the Company’s directors and executive officers and by all its directors and executive officers as a group.

Name of Officer/Director or Control Person	Affiliation with Company (e.g., Officer/Director/Owner of more than 5%)	Residential Address (City / State Only)	Number of shares owned	Share type/class	Ownership Percentage of Class Outstanding	Note

Christopher Lolachi	Former CEO Over 5% owner Common stock	29015 Covecrest DR Rancho Palos Verdes, CA 90275	10,523,859	Common	21.05%	Former CEO and Officer
Michelle Hawatmeh	Over 5% owner common stock	26042 BUENA VISTA Laguna Hills, CA 92653	14,000,000	Common	28.00%
Douglas DiSanti	Custodian		100,000	Common		Custodian
Alexander M. Woods-Leo	Former CEO		10,000,000	Common	20.00%	Former CEO
WeiQun Chen	CEO		500,000 Series B	Preferred	99.00%

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Name	Age	Position(s)

WeiQun Chen	59	Chairman, CEO and Director
HongZhen Xu	43	Secretary, Treasurer and Director
HaiYan Zeng	39	Director

WeiQun Chen, Chairman, CEO and Director

WeiQun Chen joined the company as Chairman, CEO and Director in May 2021. He was born in 1962, who graduated from China Radio and Television University in 1985. From 1986 to 1996, he served as the Chief Financial Officer of Shenzhen Zhihua Technology Co., Ltd. From 1997 to 1999, Chen served as Chairman of the Hong Kong Chinese Merchants Association. From 1997 to 2017, he worked in Zhongtao Holding Group Co., Ltd as Chief Brigade. With over 20 years of health care experience, Chen led the group's management team to develop from a single product to hundreds of diversified and healthy varieties, however, not limited to area in the technological innovation of ecological agriculture, human food/safety or health care product industry chain. He started with an annual revenue of less than US$1 million to a growth performance of US$100 million over 20 years. In 2018 Jan, he also served as Chairman of Golden Bee Health Products Industrial Chain Investments Group Ltd.

Hongzhen Xu, Secretary, Treasurer and Director

Hongzhen Xu, female, 43, graduated from China MBA Tsinghua School of Business Administration in 2006. From 2007 to 2010, Xu served as the General Manager of the marketing department in China Telecom Shenzhen Company. From 2011 to 2018, she served as Chairman of China Poly Intelligent Technology Co., Ltd. During her tenure at China Poly Intelligent Technology Co., Ltd, Xu worked with the scientific research management team to develop digital TV digital products, which created a performance reward of US$10 million dollars for the company in that year. Since 2019, Xu has served as Managing Director of Golden Bee Health Products Industrial Chain Investments Group Ltd.

Haiyan Zeng, Director

HaiYan Zeng, female, 39, was born in 1982, graduated from Guangxi Institute of Tourism, China in 2004. From 2008 to 2012, Zeng served as the Manager of the wealth management department in the Shenzhen branch of China CITIC Bank. From 2013 to 2018, Zeng served as the Chief Executive Officer of Shenzhen Yunhe Technology Co., Ltd.  From 2019 to present, Zeng served as the Director and Deputy General Manager of Golden Bee Health Products Industrial Chain Investments Group Ltd.

ITEM 6. EXECUTIVE COMPENSATION.

No executive compensation was paid during the fiscal years ended March 31, 2021 and 2020. The Company has no employment agreement with any of its officers and directors.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

We have not:

●established our own definition for determining whether our directors and nominees for directors are “independent” nor have we adopted any other standard of independence employed by any national securities exchange or inter-dealer quotation system, though our current director would not be deemed to be “independent” under any applicable definition given that he is an officer of the Company; nor

●established any committees of our Board of Directors.

Given the nature of our business, our limited stockholder base and the current composition of management, our Board of Directors does not believe that we require any corporate governance committees at this time. Our Board of Directors takes the position that either we will, and/or with management of a target business, will establish committees that will be suitable for our operations should we successfully consummate a business combination.

ITEM 8. LEGAL PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is currently quoted on the OTC market "Pink Sheets" under the symbol NVGT. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Price Range
Period	High	Low
Year ended December 31, 2020
First Quarter	$0.0067	0.0067
Second Quarter	$0.01	0.0041
Third Quarter	$0.0168	0.0070
Fourth Quarter	$0.037	0.0085
Year Ended December 31, 2021:
First Quarter	$0.15	0.0264
Second Quarter	$0.0928	0.0511
Third Quarter	$0.066	0.030

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

We are authorized to issue 1,000,000,000 common shares at a par value of $.001. As of As of September 24, 2021, we had 349,989,704 shares of Common Shares outstanding. Each holder of Common Shares shall be entitled to one vote per share.

Preferred Stock

We are authorized to issue 200,000 shares of Series A preferred stock. There are 200,000 shares of Series A Preferred Stock issued and outstanding. We have 500,000 shares of Series B Non-Convertible Preferred Stock, $0.0001 par value, authorized, of which 500,000 shares are issued and outstanding

Series A Preferred Shares

As of September 24, 2021, we have issued 200,000 shares of Series A preferred stock, with a $.001 par value per share.

The following is a description of the material rights of our Series A Preferred Stock: the Series A Preferred Stock shall have a par value of $0.001 per share. Each share of Series A Preferred Stock has 1,000 votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price per share actually paid to the Corporation upon the initial issuance of the Series B Preferred Stock (each, the “the Original Issue Price”) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to an acquisition transaction, nor can there be any assurance that any dividends will be paid following any acquisition.

Series B Preferred Shares

As of September 24, 2021, we have issued 500,000 shares of Series B Preferred Shares, with a $0.0001 par value per share.

The following is a description of the material rights of our Series B Non-Convertible Preferred Stock: the Series B Non-Convertible Preferred Stock shall have a par value of $0.0001 per share. The Series B Non-Convertible Preferred Stock represents eighty percent (80%) of all votes (including the votes of common shares of the Company entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders). Each outstanding share of the Series B Non-Convertible Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series B Non-Convertible Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any existing series of Preferred Stock or to the rights of any series of Preferred Stock which may from time to time hereafter come into existence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the price per share actually paid to the Corporation upon the initial issuance of the Series B Preferred Stock (each, the “the Original Issue Price”) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends. Unless the Corporation can establish a different Original Issue Price in connection with a particular sale of Series B Preferred Stock, the Original issue price shall be $0.0001 per share for the Series B Preferred Stock. If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds thus

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in our business operations and accordingly, the board of directors does not anticipate declaring any dividends prior to an acquisition transaction, nor can there be any assurance that any dividends will be paid following any acquisition.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Nevada General Corporation Law, Article Seven of our articles of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•from any breach of the director's duty of loyalty to us;

•from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•under Section 174 of the Nevada General Corporation Law; and

•from any transaction from which the director derived an improper personal benefit.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

INDEX TO FINANCIAL STATEMENTS

Ever Full Logistics Limited

Balance Sheets

March 31, 2021 and 2020

	2021	2020
	US$	US$
ASSETS

Non-Current Assets
Right-of-use assets	7,432	-
Total Non-Current Assets	7,432	-

Current Assets
Cash and cash equivalents	36,100	27,823
Deposits	1,341	-
Total Current Assets	37,441	27,823

TOTAL ASSETS	44,873	27,823

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Creditors, other payables and accrual	10,184	9,265
Lease liabilities	7,511	-
Amount due to sole director	39,949	36,513
Total Current Liabilities	57,644	45,778

Shareholders' Equity
Share capital	1	1
Accumulated deficit	(12,772)	(17,956)
Total Shareholders' Equity	(12,771)	(17,955)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	44,873	27,823

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Statement of Operations

For the year ended March 31, 2021 and 2020

	2021	2020
	US$	US$

Revenue	160,351	270,380
Cost of services	(91,396)	(168,288)

	68,955	102,092

Operating expenses:
General and administrative expenses	(63,554)	(89,979)

Finance cost	(217)	-

(Loss) profit before provision for income taxes	5,184	12,113

Provision for income taxes	-	-

Net Profit	5,184	12,113

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Statement of Changes in Shareholders' Equity

For the year ended March 31, 2021 and 2020

	Share capital	Accumulated deficit	Total Shareholder's deficit
	$	$	$

Balance at April 1, 2019	1	(30,069)	(30,068)

Net profit for the year	-	12,113	12,113

Balance at March 31, 2020 and April 1,2020	1	(17,956)	(17,955)

Net profit for the year	-	5,184	5,184

Balance at March 31, 2021	1	(12,772)	(12,771)

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Statement of Cash Flows

For the year ended March 31, 2021 and 2020

	2021	2020
	US$	US$

Cash flows from operating activities:
Net profit for the year	5,184	12,113

Adjustments to reconcile net profit to net cash from (used in) operating activities:
Depreciation of right-of-use assets	5,310	-
Finance costs	217	-

Change in operating assets and liabilities:
Deposit	(1,341)	-
Accounts payables and accrued expenses	919	(11,312)
Amount due to the sole director	3,436	(22,794)

Net cash form (used in) operating activities	13,725	(21,993)

Net cash used in financing activities:
Repayment of lease liabilities	(5,448)	-

Net increase (decrease) in cash and cash equivalents	8,277	(21,993)

Cash and cash equivalents at beginning of year	27,823	49,816

Cash and cash equivalents at end of year	36,100	27,823

See accompanying Notes to the financial statements.

Novagant Corp.

and

Ever Full Logistics Limited

Consolidated Balance Sheet,

Consolidated Statements of Operations

And

Consolidated Statements of Changes in Shareholders’ Equity

For the quarter ended June 30,

2021 and 2020

F-1

Consolidated Balance Sheets

June 30, 2021 and 2020

	2021	2020
	US$	US$
ASSETS

Non-Current Assets
Plant and equipment	2,928	536
Right-of-use assets	5,839	12,210
Total Non-Current Assets	8,767	12,746

Current Assets
Cash and cash equivalents	30,948	25,109
Total Current Assets	30,948	25,109

TOTAL ASSETS	39,715	37,855

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Creditors, other payables and accrual	169,531	150,666
Lease liabilities	5,833	12,521
Total Current Liabilities	175,364	163,187

Shareholders' Equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized, 700,000 shares issued	700	700
Common stock, $0.001 par value, 150,000,000 shares authorized, 49,989,704 and 61,271,562 shares issued, respectively	109,294	133,960
Additional paid-in capital	32,282,579	32,259,789
Accumulated deficit	(32,528,222)	(32,519,781)
Total Shareholder's Equity	(135,649)	(125,332)

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	39,715	37,855

F-2

Consolidated Statements of Operations

For the quarter ended June 30, 2021 and 2020

	2021	2020
	$	$

Revenue	53,841	40,088
Cost of services	(32,461)	(22,849)

	21,380	17,239

Operating expenses:
General and administrative expenses	(17,651)	(15,813)
Finance costs	(44)	(24)

Total expenses	(17,695)	(15,837)

Profit before provision for income taxes	3,685	1,402

Provision for income taxes	-	-

Net profit for the year	3,685	1,402

F-3

Consolidated Statements of Changes in Shareholders' Equity

For the quarter ended June 30, 2021 and 2020

	Preferred stock	Common stock	Additional paid-in capital	Accumulated deficit	Total
	$	$	$	$	$

Balances at April 1, 2020	700	133,960	32,259,789	(32,521,183)	(126,734)

Net profit for the year	-	-	-	1,402	1,402

Balances at June 30, 2020	700	133,960	32,259,789	(32,519,781)	(125,332)

Balances at April 1, 2021	700	157,572	32,282,579	(32,531,907)	(91,056)

Shares cancelation	-	(48,278)	-	-	(48,278)

Net profit for the year	-	-	-	3,685	3,685

Balances at June 30, 2021	700	109,294	32,282,579	(32,528,222)	(135,649)

F-4

Assumption

To prepare the above Consolidated Balance Sheet, Consolidated Statements of Operations and Consolidated Statements of Changes in Shareholders’ Equity of Novagant Corp. and Ever Full Logistics Limited for the years ended June 30, 2021 and 2020, it is assumed Novagant Corp. acquired Ever Full Logistics Limited’s 100% equity interest on April 1, 2019 at a consideration of US$1, and the net assets value of Ever Full Logistics Limited as at April 1, 2019 were assumed to be US$1, which were equivalent to its fair value.

F-5

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 1 - Nature of Operations and Basis of Presentation

Legal Status and Nature of Operations

This summary of significant accounting policies of Novagant Inc. (the “Company”) and Ever Full Logistics Limited (“EFLL”) (together with the Company collectively referred to as the “Group”) is presented to assist in understanding the Group’s unaudited consolidated financial statements for the quarter ended 30 June 2021. The consolidated financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

The Company was formerly known as HLHK World Group, Inc. and was organized in the State of Nevada. In 2001 the Company filed for protection under Chapter 7 of the United States Bankruptcy Code and ceased all activities. During the period 2002 thru 2006, the Company was known as TrimFast Group, Inc. On November 21, 2006, in conjunction with a one for 30 share reverse split of its’ common stock, the Company changed its’ name to EDollars, Inc. On September 18, 2007 the Company changed its’ name to Forex, Inc. and completed a one for 20 reverse stock split. On March 26, 2008, the Company changed its’ name to Petrogulf, Inc. On April 23, 2012, the Company acquired 100% of Neeksom, Inc., a Nevada Corporation. On November 26, 2013 the Company changed its name to Novagant, Inc.. During 2014, the Company exited its business products business and returned the Neeksom,Inc. subsidiary to its prior owners. The Company has elected to pursue selling financial products.

EFLL is a limited company incorporated in Hong Kong.  The address of its registered office and principal place of business are Unit A, Room V28, 5/F., Victory Industrial Building, 151-157 Wo Yi Hop Road, Kwai Chung, New Territories.   The principal activity of the Company during the year was provision of logistics services.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the financial statements of the Company and EFLL. All material intercompany transactions and balances have been eliminated in the consolidation.

These consolidated financial statements have been prepared under the historical cost convention and all transactions have been accounted for on accrual basis.

F-6

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy

Use of judgment and estimates

The preparation of the consolidated financial statements is in conformity with approved accounting standards which requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and related assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. The estimates and related assumptions are reviewed on an ongoing basis. Accounting estimates are revised in the period in which such revisions are made and in any future periods affected.

Significant management estimates in these consolidated financial statements relate to the useful life of plant and equipment, provisions and doubtful receivables. However, the management believes that the change in outcome of estimates would not have a material effect on the amounts disclosed in the consolidated financial statements.

Judgment made by management in the application of approved standards that have significant effect on the consolidated financial statements and estimates with a risk of material adjustment in subsequent year are as follows:

Depreciation method, rates and useful lives of property, plant and equipment

The management of the Company reassesses useful lives, depreciation method, and rates for each item of plan and equipment annual by considering expected pattern of economic benefits that the Group expects to derive from those items.

Provisions

Provisions are based on best estimate of the expenditure required to settle the present obligation at the reporting date, that is, the amount that the Group would rationally pay to settle the obligation at the reporting date or to transfer it to a third party.

Impairment

The carrying amounts of the Group's assets are reviewed at each balance sheet date to determine whether there is any indication of impairment loss. If any such indication exists, recoverable amount is estimated in order to determine the extent of the impairment loss, if any. Impairment loss is recorded on judgmental basis, for which provision may differ in the future years based on the actual expense.

Cash and cash equivalents

The Group considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

F-7

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Revenue recognition

The Group recognizes revenue when it is earned and realizable based on the following criteria: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

The Group also evaluates the presentation of revenue on a gross versus a net basis through application of Emerging Issues Task Force No. (“EITF”) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The consensus of this literature is that the presentation of revenue as “the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee” is a matter of judgment that depends on the relevant facts and circumstances. In making an evaluation of this issue, some of the factors that should be considered are: whether the Group is the primary obligor in the arrangement (strong indicator); whether it has general inventory risk (before customer order is placed or upon customer return) (strong indicator); and whether we have latitude in establishing price. The guidance clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity. If the conclusion drawn is that the Group performs as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis.

Foreign currency translation

The functional currency of the Company is United States Dollars (“US$”).  The functional currency of EFLL is Hong Kong dollars (“HK$”).  The Group maintains its consolidated financial statements in US$.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. During the quarter ended June 30, 2021, the exchange rate being use to translate amount in HK$ is fixed at 7.8 to US$1 for the purpose of preparing the consolidated financial statements which is derived from October 17, 1983 monetary policy from Hong Kong Monetary Authority where the Hong Kong dollar was pegged at a rate of 7.8 HK$ = 1 US$, through the currency board system with a limited floating range from 7.85 to 7.75.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into US$.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision, is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

F-8

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Income taxes

The Group provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company has approximately $32,533,000 in net operating loss carryovers as of December 31, 2020, which begin to expire in 2026. Due to changes in the majority ownership of the Company, the benefit of net operating loss carry forwards for federal income tax reporting purposes are significantly limited.

Fair Value Measurements

ASC 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that are supported by little or no market activity; therefore, the inputs are developed by the Group using estimates and assumptions that the Group expects a market participant would use, including pricing models, discounted cash flow methodologies, or similar techniques.

The carrying value of the Group’s financial instruments, including cash and cash equivalents, loan receivables, loan interest receivables, deposit paid, accounts payable and accrued expenses and due to a related party approximate to their fair value because of the short-term maturity of these financial instruments.

Pension Plans

During the quarter ended June 30, 2021, the Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong.  Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$30,000.  The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65.  The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

F-9

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified on or after the date of initial application, the Group assesses whether a contract is or contains a lease based on the definition under GAAP ASC 842 at inception or modification date. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Group as a lessee

Allocation of consideration to components of a contract

For a contract that contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

The Group also applies practical expedient not to separate non-lease components from lease component, and instead account for the lease component and any associated non-lease components as a single lease component.

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for lease of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis or another systematic basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes:

•the amount of the initial measurement of the lease liability;

•any lease payments made at or before the commencement date, less any lease incentives received; and

•any initial direct costs incurred by the Group.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.

Right-of-use assets in which the Group is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term are depreciated from commencement date to the end of the useful life. Otherwise, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Group presents right-of-use assets that do not meet the definition of investment property as a separate line item on the statement of financial position.

F-10

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Leases - continued

The Group as a lessee - continued

Lease liabilities

At the commencement date of a lease, the Group recognises and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

•fixed payments less any lease incentives receivable;

•variable lease payments that depend on an index or a rate; and

•amounts expected to be payable by the Group under residual value guarantees;

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Group remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever:

•the lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of reassessment.

•the lease payments change due to changes in expected payment under a guaranteed residual value, in which cases the related lease liability is remeasured by discounting the revised lease payments using the initial discount rate.

Lease modifications

The Group accounts for a lease modification as a separate lease if:

•the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

•the consideration for the leases increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

For a lease modification that is not accounted for as a separate lease, the Group remeasures the lease liability based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Group accounts for the remeasurement of lease liabilities and lease incentives from lessor by making corresponding adjustments to the relevant right-of-use asset. When the modified contract contains a lease component and one or more additional lease or non-lease components, the Group allocates the consideration in the modified contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

F-11

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Recent Accounting Pronouncements

Accounting pronouncement adopted

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable non-controlling interests. The Group adopted ASU 2017-11 on April 1, 2019 and determined that this ASU does not have a material impact on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 is intended to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Group determined that ASU 2018-13 did not have a material impact on its financial statements.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision for the years ended December 31, 2020.

F-12

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Recent Accounting Pronouncements

Accounting pronouncement not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326), which modifies the measurement of expected credit losses of certain financial instruments. The Group will adopt this ASU on April 1, 2023. Management is currently evaluating this ASU to determine its impact to the Group's financial statements.

In December 2019, The FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For non-public companies, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Group is currently evaluating the impact of ASU 2020-04 on its future financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The Group’s line of credit agreement provides procedures for determining a replacement or alternative rate in the event that LIBOR is unavailable. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The Group is currently evaluating the impact of ASU 2020-04 on its future financial statements.

The Group has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-13

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 3 – Revenue

	2021	2020
	$	$

Logistic services income	53,841	40,088

Note 4 – General and Administrative Expenses

	2021	2020
	$	$

Courier	202	201
Depreciation	1,593	532
Electricity and water	394	406
Entertainment	2,353	1,616
Insurance	75	71
Medical	141	48
MPF contributions	423	423
Professional fee	577	577
Printing & stationery	153	`132
Repair and maintenance	72	144
Rental expenses	-	1,090
Salaries and wages	8,462	8,462
Staff welfare	1,013	442
Telecommunication and IT	655	493
Sundry expenses	855	648
Transportation expenses	683	528

	17,651	15,813

Note 5 – Right-of-use Assets

	2021	2020
	$	$
Leased property

Balance as at June 30	5,839	12,210

Depreciation for the quarter	1,593	532

The Group lease an office property for its operations. Lease contract is entered into for fixed term of within 2 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. In determining the lease term and assessing the length of the non-cancellable period, the Group applies the definition of a contract and determines the period for which the contract is enforceable.

F-14

Notes to the Financial Statements

For the quarter ended June 30, 2021 and 2020

Note 6 – Creditors, accruals and other payables

	2021	2020
	$	$

Creditors	3,676	4,983
Accruals	6,296	6,300
Notes payable	82,676	67,500
Shareholders’ loan payable	76,883	71,883

	169,531	150,666

Note 7 – Stockholders’ equity

Preferred Stock

The Company has 20,000,000 shares of Preferred Stock authorized at $0.01 par value, and 700,000 shares were outstanding in June 30, 2021 and 2020. This stock may be voting or have other rights and preferences as determined from time to time by the Board of Directors.

Common Stock

The Company has 1,000,000,000 authorised shares of Common Stock with a par value of $0.001 with 49,989,704 shares issued and outstanding.

During 2014, the Company received 2,000,000 shares of common stock in return for transferring its subsidiary Neeksom, Inc back to its original shareholders.

During the year ended December 31, 2013, the Company issued 17,422,000 shares of common stock for services with a value of $31,955, 18,600,000 common shares for notes payable with a value of $5,033, 3,0000,000 for officer compensation with a value of $5,502, and 25,000,0000 common shares with a value of $45,854 for settlement of a prior debt. There were 16,600,000 shares returned to treasury prior to 2019 bringing the total common outstanding shares from 73,871,562 to 61,271,562. During the second quarter of 2021, there were 22,081,858 shares being canceled. The latest total common outstanding shares is 49,989,704.

F-15

Ever Full Logistics Limited

Reports and Financial Statements

For the years ended March 31,

2021 and 2020

Expressed in US dollars (“$”)

Independent Auditor’s Report

To the Shareholder and the Sole Director of

Ever Full Logistics Limited

(incorporated in Hong Kong with limited liability)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ever Full Logistics Limited (the “Company”) as of December 31, 2020 and the related statements of operations, statements of changes in shareholders’ equity and statements of cash flows for each of the year ended December 31, 2020, and the related notes to the financial statements.

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion section of our report, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021, and the results of its operations and its cash flows for each of the year ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Qualified of Opinion

Limitation of scope on prior year’s scope limitation affecting comparative figures and related disclosures

The auditor’s opinion on the financial statements of the Company for the year ended March 31, 2020 (the “2020 Financial Statements”), which formed the basis for the corresponding figures presented in the current year’s financial statements, was qualified by us because of the significance of the possible effect of the limitations on the scope of the audit. Details of qualified audit opinion on 2020 Financial Statements were set out in the independent auditor’s report dated 2 July 2021 and included in the Company’s annual report for the year ended March 31, 2020. Hence, our opinion on the current year’s financial statements is also modified because of the possible effect of this matter on the comparability of the current year’s figures and the corresponding figures.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial doubt about the Company's ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has net current liabilities and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Zhen Hui Certified Public Accountants

Unit 1408-10 Dominion Centre

43-59 Queen’s Road East

Wanchai

Hong Kong

July 2, 2021

Ever Full Logistics Limited

Balance Sheets

March 31, 2021 and 2020

	2021	2020
	US$	US$
ASSETS

Non-Current Assets
Right-of-use assets	7,432	-
Total Non-Current Assets	7,432	-

Current Assets
Cash and cash equivalents	36,100	27,823
Deposits	1,341	-
Total Current Assets	37,441	27,823

TOTAL ASSETS	44,873	27,823

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Creditors, other payables and accrual	10,184	9,265
Lease liabilities	7,511	-
Amount due to sole director	39,949	36,513
Total Current Liabilities	57,644	45,778

Shareholders' Equity
Share capital	1	1
Accumulated deficit	(12,772)	(17,956)
Total Shareholders' Equity	(12,771)	(17,955)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	44,873	27,823

See accompanying Notes to the financial statements.

The financial statements on pages 3 to 16 were approved and authorised for issue by the sole director on July 2, 2021:

__________________________

WONG YAN WAH, BARRY

SOLE DIRECTOR

Ever Full Logistics Limited

Statement of Operations

For the year ended March 31, 2021 and 2020

	2021	2020
	US$	US$

Revenue	160,351	270,380
Cost of services	(91,396)	(168,288)

	68,955	102,092

Operating expenses:
General and administrative expenses	(63,554)	(89,979)

Finance cost	(217)	-

(Loss) profit before provision for income taxes	5,184	12,113

Provision for income taxes	-	-

Net Profit	5,184	12,113

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Statement of Changes in Shareholders' Equity

For the year ended March 31, 2021 and 2020

	Share capital	Accumulated deficit	Total Shareholder's deficit
	$	$	$

Balance at April 1, 2019	1	(30,069)	(30,068)

Net profit for the year	-	12,113	12,113

Balance at March 31, 2020 and April 1,2020	1	(17,956)	(17,955)

Net profit for the year	-	5,184	5,184

Balance at March 31, 2021	1	(12,772)	(12,771)

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Statement of Cash Flows

For the year ended March 31, 2021 and 2020

	2021	2020
	US$	US$

Cash flows from operating activities:
Net profit for the year	5,184	12,113

Adjustments to reconcile net profit to net cash from (used in) operating activities:
Depreciation of right-of-use assets	5,310	-
Finance costs	217	-

Change in operating assets and liabilities:
Deposit	(1,341)	-
Accounts payables and accrued expenses	919	(11,312)
Amount due to the sole director	3,436	(22,794)

Net cash form (used in) operating activities	13,725	(21,993)

Net cash used in financing activities:
Repayment of lease liabilities	(5,448)	-

Net increase (decrease) in cash and cash equivalents	8,277	(21,993)

Cash and cash equivalents at beginning of year	27,823	49,816

Cash and cash equivalents at end of year	36,100	27,823

See accompanying Notes to the financial statements.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 1 - Nature of Operations and Basis of Presentation

Nature of Operations

Ever Full Logistics Limited (the “Company”) is a limited company incorporated in Hong Kong.  The address of its registered office and principal place of business are Unit A, Room V28, 5/F., Victory Industrial Building, 151-157 Wo Yi Hop Road, Kwai Chung, New Territories.   The principal activity of the Company during the year was provision of logistics services.

Basis of Presentation

The financial statements present the balance sheets, the statements of operations, the statements of changes in shareholder’s equity and the statements of cash flows of the Company. These financial statements and accompanying notes are presented in the United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Going concern

As at March 31, 2021, the Company had net current liabilities and net liabilities of $20,203 and $12,771, respectively. These conditions indicate the existence of a material uncertainty which may cast significant doubt about the Company’s ability to continue as a going concern. Therefore, the Company may be unable to realise its assets and discharge its liabilities in the normal course of business.

These financial statements have been prepared on a going concern basis, the validity of which depends upon the financial support from the sole shareholder at a level sufficient to finance the working capital requirements of the Company. The sole shareholder has agreed to provide adequate funds for the Company to meet its liabilities as they fall due for the foreseeable future.  The sole director of the Company (the “Sole Director”) is therefore of the opinion that it is appropriate to prepare the financial statements on a going concern basis. Should the Company be unable to continue as going concern, adjustments would have to be made to the financial statements to adjust the value of the Company’s assets to their recoverable amounts, to reclassify non-current assets as current assets and to provide for any further liabilities which might arise. The effect of these adjustments has not been reflected in the financial statements.

Note 2 - Summary of Significant Accounting and Reporting Policy

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Revenue recognition

The Company recognizes revenue when it is earned and realizable based on the following criteria: persuasive evidence that an arrangement exists, services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

The Company also evaluates the presentation of revenue on a gross versus a net basis through application of Emerging Issues Task Force No. (“EITF”) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The consensus of this literature is that the presentation of revenue as “the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee” is a matter of judgment that depends on the relevant facts and circumstances. In making an evaluation of this issue, some of the factors that should be considered are: whether the Group is the primary obligor in the arrangement (strong indicator); whether it has general inventory risk (before customer order is placed or upon customer return) (strong indicator); and whether we have latitude in establishing price. The guidance clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity. If the conclusion drawn is that the Group performs as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis.

Foreign currency translation

The functional currency of the Company is Hong Kong dollars (“HK$”).  The Company maintains its financial statements in the functional currency.  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. During the year ended March 31, 2020, the exchange rate being use to translate amount in HK$ is fixed at 7.8 to $1 for the purpose of preparing the financial statements which is derived from October 17, 1983 monetary policy from Hong Kong Monetary Authority where the Hong Kong dollar was pegged at a rate of 7.8 HK$ = 1 US$, through the currency board system with a limited floating range from 7.85 to 7.75.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars.  Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates.  Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision, is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Income taxes

The provision for income taxes includes income taxes currently payable and those deferred as a result of temporary differences between the financial statements and the income tax basis of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates on deferred income tax assets and liabilities is recognized in income or loss in the period that includes the enactment date. A valuation allowance is provided to reduce deferred tax assets to the amount of future tax benefit when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Projected future taxable income and ongoing tax planning strategies are considered and evaluated when assessing the need for a valuation allowance. Any increase or decrease in a valuation allowance could have a material adverse or beneficial impact on the Company’s income tax provision and net income or loss in the period the determination is made.

Fair Value Measurements

ASC 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This topic also establishes a fair value hierarchy which requires classification based on observable and unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that are supported by little or no market activity; therefore, the inputs are developed by the Company using estimates and assumptions that the Company expects a market participant would use, including pricing models, discounted cash flow methodologies, or similar techniques.

The carrying value of the Company’s financial instruments, including cash and cash equivalents, loan receivables, loan interest receivables, deposit paid, accounts payable and accrued expenses and due to a related party approximate to their fair value because of the short-term maturity of these financial instruments.

Pension Plans

During the year ended March 31, 2020, the Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance (“MPF Scheme”) for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong.  Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$30,000.  The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65.  The only obligation of the Company with respect to MPF Scheme is to make the required contributions under the plan.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Leases

Definition of a lease

A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For contracts entered into or modified on or after the date of initial application, the Company assesses whether a contract is or contains a lease based on the definition under GAAP ASC 842 at inception or modification date. Such contract will not be reassessed unless the terms and conditions of the contract are subsequently changed.

The Company as a lessee

Allocation of consideration to components of a contract

For a contract that contains a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

The Company also applies practical expedient not to separate non-lease components from lease component, and instead account for the lease component and any associated non-lease components as a single lease component.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option. It also applies the recognition exemption for lease of low-value assets. Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis or another systematic basis over the lease term.

Right-of-use assets

The cost of right-of-use asset includes:

•the amount of the initial measurement of the lease liability;

•any lease payments made at or before the commencement date, less any lease incentives received; and

•any initial direct costs incurred by the Company.

Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities.

Right-of-use assets in which the Company is reasonably certain to obtain ownership of the underlying leased assets at the end of the lease term are depreciated from commencement date to the end of the useful life. Otherwise, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Company presents right-of-use assets that do not meet the definition of investment property as a separate line item on the statement of financial position.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Leases - continued

The Company as a lessee - continued

Lease liabilities

At the commencement date of a lease, the Company recognises and measures the lease liability at the present value of lease payments that are unpaid at that date. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable.

The lease payments include:

•fixed payments less any lease incentives receivable;

•variable lease payments that depend on an index or a rate; and

•amounts expected to be payable by the Company under residual value guarantees;

After the commencement date, lease liabilities are adjusted by interest accretion and lease payments.

The Company remeasures lease liabilities (and makes a corresponding adjustment to the related right-of-use assets) whenever:

•the lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the related lease liability is remeasured by discounting the revised lease payments using a revised discount rate at the date of reassessment.

•the lease payments change due to changes in expected payment under a guaranteed residual value, in which cases the related lease liability is remeasured by discounting the revised lease payments using the initial discount rate.

Lease modifications

The Company accounts for a lease modification as a separate lease if:

•the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

•the consideration for the leases increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

For a lease modification that is not accounted for as a separate lease, the Company remeasures the lease liability based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company accounts for the remeasurement of lease liabilities and lease incentives from lessor by making corresponding adjustments to the relevant right-of-use asset. When the modified contract contains a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the modified contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Recent Accounting Pronouncements

Accounting pronouncement adopted

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). ASU 2017-11 is intended to simplify the accounting for financial instruments with characteristics of liabilities and equity. Among the issues addressed are: (i) determining whether an instrument (or embedded feature) is indexed to an entity’s own stock; (ii) distinguishing liabilities from equity for mandatorily redeemable financial instruments of certain nonpublic entities; and (iii) identifying mandatorily redeemable non-controlling interests. The Company adopted ASU 2017-11 on April 1, 2019 and determined that this ASU does not have a material impact on the financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework: Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 is intended to improve the effectiveness of fair value measurement disclosures. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company determined that ASU 2018-13 did not have a material impact on its financial statements.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost-recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision for the years ended December 31, 2020.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 2 - Summary of Significant Accounting and Reporting Policy - continued

Recent Accounting Pronouncements

Accounting pronouncement not yet adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments–Credit Losses (Topic 326), which modifies the measurement of expected credit losses of certain financial instruments. The Company will adopt this ASU on April 1, 2023. Management is currently evaluating this ASU to determine its impact to the Company's financial statements.

In December 2019, The FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For non-public companies, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. The Company is currently evaluating the impact of ASU 2020-04 on its future financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The Company’s line of credit agreement provides procedures for determining a replacement or alternative rate in the event that LIBOR is unavailable. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company is currently evaluating the impact of ASU 2020-04 on its future financial statements.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 3 - Related Party Transactions

Director’s remuneration

Director’s remuneration for the year ended March 31, 2020 is as follows:

	2021	2020
	$	$
Wong Yan Wah, Barry
Director’s fee	-	-
Salaries	33,846	38,333
MPF	1,654	1,917

	35,500	40,250

Due to the sole director

The balance due to the sole director is as follows:

	2021	2020
	$	$

Wong Yan Wah, Barry	39,949	36,513

The amount due to the sole director is unsecured, interest free and have no fixed repayment term. From time to time, the sole director has advanced to the Company or paid expenses on behalf of the Company.

Note 4 – Right-of-use Assets

$
Leased property

As at April 1, 2020	-
Additions	12,742
Depreciation	(5,310)

As at March 31, 2021	7,432

	2021	2020
	$	$

Total cash outflow for leases	5,449	6,511

Additions to right-of-use assets	12,742	-

For both years, the Company lease an office property for its operations. Lease contract is entered into for fixed term of within 2 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. In determining the lease term and assessing the length of the non-cancellable period, the Company applies the definition of a contract and determines the period for which the contract is enforceable.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 5 – Accounts Payable and Accrued Expenses

The accounts payable and accrued expenses were comprised of the following:

	2021	2020
	$	$

Accounts payable		2,601
Accrued expenses		6,664

		9,265

Note 6 – Lease Liabilities

	2021	2020
	$	$
Lease liabilities payable:
Within one year	7,511	-
Within a period of more than one year but not more than two years	-	-

	7,511	-
Less: Amount due for settlement with 12 months shown under current liabilities	(7,511)	-
		-
Amount due for settlement after 12 months shown under non-current liabilities	-

Note 7 - Income Taxes

On 21 March 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on 28 March 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Hong Kong profits tax has been provided at the rate of 8.25% on the estimated assessable profits arising in Hong Kong during the year. No provision for Hong Kong Profits Tax has been made for the Company because the accumulated tax losses brought forward exceed the estimated assessable profits for the year.

Deferred taxes are determined based on the temporary differences between the financial statement and income tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. For the year ended March 31, 2021, the Company has unused tax losses of $16,822 (2020: $17,252). No deferred tax assets have been recognised in respect of the unused tax losses due to the unpredictability of future profit streams of the Company. The tax losses can be carried forward indefinitely.

Ever Full Logistics Limited

Notes to the Financial Statements

For the years ended March 31, 2021 and 2020

Note 7 - Income Taxes – continued

A reconciliation of the provision for income taxes with amounts determined by applying the Hong Kong profits rate of 8.25% to income before income taxes is as follows:

	2021	2020
	$	$

Income tax at statutory rate	430	999
Less: change in valuation allowance	(430)	(999)

Income tax expense	-	-

Note 8 – Share Capital

	Number of Ordinary shares	Amount
		HK$

Issued and fully paid:
At March 31, 2021 and 2020	1	1

Equivalent to US$		1

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

In its two most recent fiscal years, the Company has had no disagreements with its independent accountants.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits Schedule

The following exhibits are filed with this Form 10:

Exhibit No.	Description

3.1	Articles of Incorporation, as amended.

3.2	Amended and Restated Bylaws of the Company.

3.3	Certificate of Reinstatement

3.4	Certificates of Designation

3.5	Business Registration Ordinance of Ever Full Logistics Limited

3.6	Certificate of Change Name of Ever Full Logistics Limited

10.1	Technology Assignment Agreement, dated September 30, 2021

10.2	Tenancy Agreement, dated May 15, 2020, by and between EFLL and Courage Leader Limited

23	Consent of Independent Auditor

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

NOVAGANT CORPORATION

Date: October 12, 2021	By:	/s/ WeiQun Chen
	Name:	WeiQun Chen
	Title:	Chairman, CEO and Director